Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-222742) on Form S-8 of The Coretec Group Inc. of our report dated March 12, 2021 relating to the consolidated financial statements of The Coretec Group Inc., appearing in this Annual Report on Form 10-K of The Coretec Group Inc. for the year ended December 31, 2020.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

March 12, 2021